Exhibit 99.1

IMAX CORPORATION REPORTS Q2 RESULTS

•Growth in network sales and installations and box office combine to deliver strong financial results for global entertainment technology platform, including over 25% YoY increase in Net Income, Adjusted EBITDA(1), EPS and Adjusted EPS(1)

•Increasing demand for IMAX drives network growth momentum with 36 system installations in Q2 (+50% YoY) and 123 signings year-to-date (vs. 130 in full year 2024)

•Strong YoY growth in IMAX box office (+41%) contributes to high incremental profits with Net Income margin of 13%, up 760 basis points YoY and Adjusted EBITDA(1) margin of 43%, up 780 basis points YoY

•IMAX share of global box office surges +19% YoY in Q2 as Company delivers highest grossing quarter ever at the North American box office ($143 million)

NEW YORK, NY — July 24, 2025 — IMAX Corporation (NYSE: IMAX) today reported strong financial results for the second quarter of 2025, demonstrating the value of its unique global entertainment platform and broad content portfolio.

“IMAX delivered outstanding financial results in the Second Quarter as the key drivers of our business worked in concert, with strong network growth worldwide, record box office in North America, and impressive market share gains driven by more releases filmed with our technology than ever,” said Rich Gelfond, CEO of IMAX.

“Our results are driven in part by strong network growth, with 57 IMAX locations opened worldwide and system sales pacing well ahead of 2024 through the first six months of the year. The strength of our system installations this early in the year is a strong indicator of our momentum, as our exhibition partners worldwide are clearly looking to capitalize on our surging share of the global box office.”

“With the Third Quarter off to a very strong start, IMAX is taking its performance to the next level year to date. We remain on track to deliver a record $1.2 billion in global box office in 2025. Our market share on this summer slate has reached all-time highs thanks to an unprecedented run of eight Filmed for IMAX® releases shot with our cameras, for our screens. And we are pacing well ahead of our projections for IMAX system sales and installations around the world.”

“The fundamentals of our business are strong, the strength and impact of our brand across the entertainment landscape has reached new highs, and we have tremendous runway with a strong slate and network growth prospects ahead.”

_______________
(1)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.

Second Quarter Financial Highlights

	Three Months Ended June 30, (Unaudited)				Six Months Ended June 30, (Unaudited)
In millions of U.S. Dollars, except per share data	2025	2024	YoY Change		2025	2024	YoY % Change
Total Revenue	$91.7	$89.0	3%		$178.4	$168.1	6%

Gross Margin	$53.6	$43.9	22%		$106.8	$90.8	18%
Gross Margin (%)	58.5%	49.4%	9.1	bps	59.9%	54.0%	5.9	bps

Net Income	$12.2	$5.1	139%		$20.4	$10.5	94%
Net Income Margin (%)	13.3%	5.7%	7.6	bps	11.4%	6.2%	5.2	bps

Net Income Attributable to Common Shareholders	$11.3	$3.6	214%		$13.6	$6.9	97%
Diluted Net Income Per Share(1)	$0.20	$0.07	186%		$0.25	$0.13	92%

Total Adjusted EBITDA(2)(3)	$39.1	$31.0	26%		$76.0	$63.1	20%
Total Adjusted EBITDA Margin (%)(2)(3)	42.6%	34.8%	7.8	bps	42.6%	37.5%	5.1	bps

Adjusted Net Income(1)(2)	$14.6	$9.7	51%		$21.8	$17.7	23%
Adjusted Earnings Per Share - Diluted(1)(2)	$0.26	$0.18	44%		$0.40	$0.33	21%

Weighted average shares outstanding (in millions):
Basic	53.8	52.6	2%		53.4	52.6	2%
Diluted	55.2	53.4	3%		55.1	53.4	3%
(1)Attributable to common shareholders.
(2)Non-GAAP Financial Measure. See the discussion at the end of this earnings release for a description of the non-GAAP financial measures used herein, as well as reconciliations to the most comparable GAAP amounts.
(3)Total Adjusted EBITDA is before adjustments for non-controlling interests. Total Adjusted EBITDA per Credit Facility attributable to common shareholders, excluding non-controlling interests, was $36.7 million and $65.7 million for the three and six months ended June 30, 2025, respectively (2024 - $26.9 million and $55.0 million, respectively). The Company’s Credit Facility covenant is calculated on a trailing twelve-month basis.

Second Quarter Segment Results(1)

	Content Solutions			Technology Products and Services
	Revenue	Gross Margin	Gross Margin %	Revenue	Gross Margin	Gross Margin %
2Q25	$34.0	$22.4	66%	$55.6	$30.2	54%
2Q24	35.1	16.1	46%	50.9	25.8	51%
% change	(3%)	39%		9%	17%

YTD25	$68.2	$46.0	67%	$106.2	$59.3	56%
YTD24	69.1	38.2	55%	94.0	49.4	52%
% change	(1%)	20%		13%	20%
(1)Please refer to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 for additional segment information.

Content Solutions Segment

•Content Solutions revenue of $34.0 million decreased 3% year-over-year. Second quarter 2025 IMAX gross box office increased 41% year-over-year to $281.1 million, which was offset by the sale of streaming rights for “The Blue Angels” documentary in the prior year comparative period.

•Box office growth was driven by a record number of Filmed for IMAX releases including three titles (“Sinners,” “Mission: Impossible - The Final Reckoning” and “F1 The Movie”) where IMAX delivered approximately 20% or more of the opening weekend domestic box office contributing to a growth of 19% in global box office market share to 3.6% (on less than 1% of screens).

•Gross margin for Content Solutions of $22.4 million increased 39% year-over-year. The Company saw significant Content Solutions margin expansion going from 46% in Q2 2024 to 66% in Q2 2025, driven by the operating leverage in our business that accompanies box office growth along with the mix of revenues toward higher margin streams.

Technology Products and Services Segment

•Technology Products and Services revenues and gross margin increased 9% year-over-year to $55.6 million and 17% year-over-year to $30.2 million, respectively.

•Demand for IMAX systems is growing, during the second quarter of 2025, the Company installed 36 systems, up 50% compared to 24 systems in the second quarter of 2024. Of the 2025 installations, 13 systems were under sales arrangements, compared to 10 in the prior year.

•Commercial network growth continues with the number of IMAX locations increasing to 1,750 from 1,705 in the prior year period. The Company ended the second quarter with a backlog of 501 IMAX systems.

Operating Cash Flow and Liquidity

Net cash provided by operating activities for first half 2025 increased 25% year-over-year to $30 million, reflecting improvements in working capital driven by higher collections.

On July 14, 2025, the Company renewed and expanded its senior secured revolving credit facility, increasing the Company's borrowing capacity from $300 million to $375 million. The renewed facility includes a reduction in borrowing costs, reflecting improved market conditions and the Company's strong financial position. The facility is designed to provide IMAX with increased financial flexibility to support ongoing operational needs, network expansion, the refinancing of existing debt and other general corporate purposes.

As of June 30, 2025, the Company’s available liquidity was $416 million (with the expanded credit facility referenced above the Company’s liquidity is approximately $490 million as of the date of this press release). The Company’s liquidity included cash and cash equivalents of $109 million, $252 million in available borrowing capacity under the Company’s credit facility, and $54 million in available borrowing capacity under IMAX China’s revolving facilities. Total debt, excluding deferred financing costs, was $280 million as of June 30, 2025.

In 2021, the Company issued $230 million of 0.500% Convertible Senior Notes due 2026 (“Convertible Notes”). In connection with the pricing of the Convertible Notes, the Company entered into privately negotiated capped call transactions with an initial cap price of $37.2750 per share of the Company’s common shares.

Share Count and Capital Return

The weighted average basic and diluted shares outstanding in the second quarter of 2025 were 53.8 million and 55.2 million, respectively, compared to 52.6 million and 53.4 million in the second quarter of 2024.

For the first half of 2025, IMAX China repurchased 1,495,900 common shares at an average price of HKD 7.56 per share ($0.96 per share) for a total of HKD 11.3 million ($1 million), excluding commissions.

In June 2025, the Company’s Board of Directors approved an extension of its share repurchase program through June 30, 2027 and an increase of approximately $100 million in the Company’s share repurchase program. As of June 30, 2025, The Company’s total share repurchase authority is $500 million with approximately $251 million available under the program.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a monthly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at investors.imax.com. The Company expects to provide such updates within five business days of month-end, although the Company may change this timing without notice.

The Company may post additional information on the Company’s corporate and Investor Relations websites which may be material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website in addition to the Company’s press releases, United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”); filings and public conference calls and webcasts, for additional information about the Company. References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or The New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our websites by reference into this release.

Conference Call

The Company will host a conference call today at 8:30 AM ET to discuss its second quarter 2025 financial results. This call is being webcast and can be accessed at investors.imax.com. To access the call via telephone, interested parties please pre-register at: https://register-conf.media-server.com/register/BI78025cca567349fd9d1791a59fb53ec9 and you will be provided with a dial-in number and unique pin. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. A replay of the call will be available via webcast at investors.imax.com.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of June 30, 2025, there were 1,821 IMAX systems (1,750 commercial multiplexes, 11 commercial destinations, 60 institutional) operating in 89 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970”.

IMAX®, IMAX 3D®, Experience It In IMAX®, The IMAX Experience®, DMR®, Filmed For IMAX®, IMAX Live®, IMAX Enhanced® and IMAX StreamSmartTM are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You can also connect with IMAX on Instagram (www.instagram.com/imax), Facebook (www.facebook.com/imax), LinkedIn (www.linkedin.com/company/imax), X (www.twitter.com/imax), and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors: IMAX Corporation, New York Jennifer Horsley 212-821-0154 jhorsley@IMAX.com	Media: IMAX Corporation, New York Mark Jafar 212-821-0102 mjafar@imax.com

Forward-Looking Statements

This earnings release contains forward looking statements that are based on IMAX Corporation (the “Company”) management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. In some cases, you can identify these statements by forward-looking words such as “believe,” “continue,” “expect,” “may,” “project,” “momentum,” “on track,” “prospects,” “runway,” “will” or the negative or other variations thereon or comparable terminology. These forward-looking statements include, but are not limited to, statements regarding business and technology strategies and measures to implement strategies, statements about the Company’s belief and expectations, competitive strengths, goals, market opportunity and penetration, including opportunities in and expected growth from international markets, momentum and runway for expansion and growth of business, network, operations and technology, future capital expenditures (including the amount and nature thereof), the Company’s technological capabilities and the differentiation thereof, brand equity and brand awareness and the benefits thereof, industry prospects and consumer behavior, future industry developments, including expected releases and the timing and effects thereof, plans and references to the future success of the Company and expectations regarding its future operating, financial and technological results, including its box office guidance for 2025. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States, Canada, and China, including with respect to escalating and uncertain tariffs and other trade regulations, as well as economic and trade tensions, trade wars, and geopolitical conflicts and the effects thereof; risks related to the Company’s growth and operations in China; industry conditions in China affecting both the Company and its partners; risks related to the failure of the Company’s exhibitors being able to fulfill their contractual payment obligations; risks related to the Company’s failure to attract and retain its employee population; the performance of IMAX remastered films and other films released to the IMAX network; the signing of IMAX System agreements; conditions, changes and developments in the commercial exhibition industry; risks related to the Company’s inability to enter into new sales and lease agreements adversely affecting revenue; risks related to the Company’s operating results and cash flow increasing the volatility of the Company’s share price; risks related to currency fluctuations and foreign exchange controls; the potential impact of increased competition in the markets within which the Company operates, including competitive actions by other companies; the failure to respond to change and advancements in technology; risks relating to consolidation among commercial exhibitors and studios; risks related to brand extensions and new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cybersecurity and data privacy; risks related to the Company’s inability to protect its intellectual property and to avoid infringing, misappropriating, or violating the intellectual property rights of others; risks associated with the Company’s use of artificial intelligence (“AI”) and exploration of additional use cases of AI; risks related to climate change; risks related to weather conditions and natural disasters that may disrupt or harm the Company’s business; risks related to the Company’s indebtedness and compliance with its debt agreements; general economic, market or business conditions; risks related to sustained inflationary pressure; risks related to political, economic and social instability; the failure to convert system backlog into revenue and cash flows; changes in laws or regulations; any statements of belief and any statements of assumptions underlying any of the foregoing; other factors and risks outlined in the Company’s periodic filings with the United States Securities and Exchange Commission (the “SEC”) or in Canada, the System for Electronic Data Analysis and Retrieval (“SEDAR+”); and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and actual results or anticipated developments by the Company may not be realized, and even if substantially realized, may not have the expected consequences to, or effects on, the Company. These factors, other risks and uncertainties and financial details are discussed in the Company’s most recent Annual Report on Form 10-K, as supplemented by those discussed in the Company’s Quarterly Report on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IMAX Network and Backlog

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
System Signings(1):
Sales Arrangements	15	25	34	30
Traditional JRSA	13	62	89	65
Total IMAX System Signings	28	87	123	95

(1) System signings include new signings of 26 in Q2 2025, 63 in YTD 2025, 19 in Q2 2024 and 27 YTD 2024.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
System Installations(1):
Sales Arrangements	13	10	26	15
Hybrid JRSA	—	—	—	1
Traditional JRSA	23	14	31	23
Total IMAX System Installations	36	24	57	39

(1) System installations include new systems installations of 18 in Q2 2025, 32 in Q2 YTD, 13 in Q2 2024, and 28 in YTD 2024.

	As of June 30,
	2025	2024
System Backlog:
Sales Arrangements	165	177
Hybrid JRSA	94	101
Traditional JRSA	242	226
Total System Backlog	501	504

	As of June 30,
	2025	2024
System Network:
Commercial Multiplex Systems
Sales Arrangements	851	807
Hybrid JRSA	119	138
Traditional JRSA	780	760
Total Commercial Multiplex Systems	1,750	1,705
Commercial Destination Systems	11	12
Institutional Systems	60	63
Total System Network	1,821	1,780

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2025	2024	2025	2024
Revenues
Technology sales	$18,842	$20,420	$32,366	$28,324
Image enhancement and maintenance services	50,854	52,189	101,607	102,537
Technology rentals	19,116	14,043	38,427	32,644
Finance income	2,872	2,309	5,951	4,579
	91,684	88,961	178,351	168,084
Costs and expenses applicable to revenues
Technology sales	9,352	9,222	16,575	13,989
Image enhancement and maintenance services	21,376	29,089	40,821	50,284
Technology rentals	7,354	6,723	14,177	12,995
	38,082	45,034	71,573	77,268
Gross margin	53,602	43,927	106,778	90,816
Selling, general and administrative expenses	35,302	37,564	68,764	68,821
Research and development	1,542	2,031	2,860	4,218
Amortization of intangible assets	1,809	1,321	3,540	2,664
Credit loss (reversal) expense, net	(183)	139	(309)	174
Restructuring and other charges	786	—	843	—
Income from operations	14,346	2,872	31,080	14,939
Realized and unrealized investment gains	33	32	65	62
Retirement benefits non-service expense	(133)	(107)	(203)	(214)
Interest income	1,114	561	1,654	1,095
Interest expense	(1,927)	(2,282)	(3,728)	(4,227)
Income before taxes	13,433	1,076	28,868	11,655
Income tax (expense) benefit	(1,198)	3,997	(8,483)	(1,162)
Net income	12,235	5,073	20,385	10,493
Net income attributable to non-controlling interests	(980)	(1,490)	(6,803)	(3,636)
Net income attributable to common shareholders	$11,255	$3,583	$13,582	$6,857

Net income per share attributable to common shareholders:
Basic	$0.21	$0.07	$0.25	$0.13
Diluted	$0.20	$0.07	$0.25	$0.13

Weighted average shares outstanding (in thousands):
Basic	53,751	52,633	53,448	52,568
Diluted	55,161	53,428	55,064	53,386

Additional Disclosure:
Depreciation and amortization	$15,896	$18,838	$30,809	$34,002
Amortization of deferred financing costs	$492	$493	$984	$985

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$109,251	$100,592
Accounts receivable, net of allowance for credit losses	126,949	107,669
Financing receivables, net of allowance for credit losses	121,122	119,885
Variable consideration receivables, net of allowance for credit losses	83,276	82,593
Inventories	36,699	32,840
Prepaid expenses	13,171	13,121
Film assets, net of accumulated amortization	10,309	8,686
Property, plant and equipment, net of accumulated depreciation	243,672	240,133
Other assets	23,356	22,441
Deferred income tax assets, net of valuation allowance	13,630	14,499
Goodwill	52,815	52,815
Other intangible assets, net of accumulated amortization	34,332	35,124
Total assets	$868,582	$830,398
Liabilities
Accounts payable	$31,721	$19,803
Accrued and other liabilities	85,322	100,916
Deferred revenue	55,924	52,686
Revolving credit facility borrowings, net of unamortized debt issuance costs	47,547	36,356
Convertible notes and other borrowings, net of unamortized discounts and debt issuance costs	230,474	229,901
Deferred income tax liabilities	12,521	12,521
Total liabilities	463,509	452,183
Commitments, contingencies and guarantees
Non-controlling interests	691	680
Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 53,782,520 issued and outstanding (December 31, 2024 — 52,946,200 issued and outstanding)	415,142	401,420
Other equity	175,901	185,268
Statutory surplus reserve	4,219	4,051
Accumulated deficit	(261,261)	(274,675)
Accumulated other comprehensive loss	(13,589)	(16,598)
Total shareholders’ equity attributable to common shareholders	320,412	299,466
Non-controlling interests	83,970	78,069
Total shareholders’ equity	404,382	377,535
Total liabilities and shareholders’ equity	$868,582	$830,398

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	(Unaudited)
	2025	2024
Operating Activities
Net income	$20,385	$10,493
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	30,809	34,002
Amortization of deferred financing costs	984	985
Credit loss (reversal) expense, net	(309)	174
Write-downs, including asset impairments	1,047	2,399
Deferred income tax expense	72	(7,722)
Share-based and other non-cash compensation	12,767	11,753
Unrealized foreign currency exchange (gain) loss	(278)	51
Realized and unrealized investment gain	(65)	(62)
Changes in assets and liabilities:
Accounts receivable	(18,702)	14,492
Inventories	(4,027)	(6,271)
Film assets	(11,318)	(12,741)
Deferred revenue	3,116	(4,397)
Changes in other operating assets and liabilities	(4,300)	(19,086)
Net cash provided by operating activities	30,181	24,070
Investing Activities
Purchase of property, plant and equipment	(4,006)	(2,690)
Investment in equipment for joint revenue sharing arrangements	(14,666)	(9,757)
Acquisition of other intangible assets	(3,376)	(3,191)
Net cash used in investing activities	(22,048)	(15,638)
Financing Activities
Proceeds from revolving credit facility borrowings	29,000	51,000
Repayments of revolving credit facility borrowings	(18,000)	(21,000)
Repayments of other borrowings	(372)	(311)
Repurchase of common shares - IMAX Corporation	—	(18,102)
Repurchase of common shares - IMAX China	(1,454)	—
Taxes withheld and paid on employee stock awards vested	(9,742)	(4,978)
Common shares issued - stock options exercised	1,048	—
Net cash provided by financing activities	480	6,609
Effects of exchange rate changes on cash	46	311
Increase in cash and cash equivalents during period	8,659	15,352
Cash and cash equivalents, beginning of period	100,592	76,200
Cash and cash equivalents, end of period	$109,251	$91,552

Primary Reporting Groups

The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”), as such term is defined under U.S. GAAP. The CODM assesses segment performance based on segment revenues and segment gross margins. Selling, general and administrative expenses, research and development costs, the amortization of intangible assets, provision for (reversal of) current expected credit losses, certain write-downs, interest income, interest expense, and income tax (expense) benefit are not allocated to the Company’s segments.

The Company has two reportable segments:

(i)Content Solutions, consists of services provided to studios and other content creators, which principally includes the digital remastering of films and other content into IMAX formats for distribution to the IMAX network. To a lesser extent, the Content Solutions segment also earns revenue from the distribution of large-format documentary films and exclusive experiences ranging from live performances to interactive events with leading artists and creators, as well as film post-production services.

(ii)Technology Products and Services, which includes results from the sale or lease of IMAX Systems, as well as from the maintenance of IMAX Systems to exhibition customers. To a lesser extent, the Technology Product and Services segment also earns revenue from certain ancillary theater business activities, including after-market sales of IMAX System parts and 3D glasses.

Segment Revenue and Gross Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(In thousands of U.S. dollars)	2025	2024	2025	2024
Revenue
Content Solutions	$33,965	$35,076	$68,214	$69,089
Technology Products and Services	55,639	50,898	106,232	94,048
Sub-total for reportable segments	89,604	85,974	174,446	163,137
All Other(1)	2,080	2,987	3,905	4,947
Total	$91,684	$88,961	$178,351	$168,084

Gross Margin
Content Solutions	$22,431	$16,138	$45,985	$38,237
Technology Products and Services	30,178	25,783	59,264	49,367
Sub-total for reportable segments	52,609	41,921	105,249	87,604
All Other(1)	993	2,006	1,529	3,212
Total	$53,602	$43,927	$106,778	$90,816
(1)All Other includes the results from the Company’s streaming and consumer technology business, as well as other ancillary activities.

IMAX CORPORATION
NON-GAAP FINANCIAL MEASURES

In this release, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per basic and diluted share, EBITDA, Adjusted EBITDA per Credit Facility, and Adjusted EBITDA margin as supplemental measures of the Company’s performance, which are not recognized under U.S. GAAP.

A reconciliation from net income (loss) attributable to common shareholders and the associated per share amounts to adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below. Net income (loss) attributable to common shareholders and the associated per share amounts are the most directly comparable U.S. GAAP measures because they reflect the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

Adjusted net income or loss attributable to common shareholders and adjusted net income or loss attributable to common shareholders per basic and diluted share exclude, where applicable: (i) share-based compensation; (ii) realized and unrealized investment gains or losses; (iii) restructuring and other charges; and (iv) employee retention credits, and as well as the related tax impact of these adjustments.

The Company believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the Company’s financial statements to view operating trends and analyze controllable operating performance on a comparable basis between periods without the after-tax impact of share-based compensation and certain unusual items included in net income attributable to common shareholders. Although share-based compensation is an important aspect of the Company’s employee and executive compensation packages, it is a non-cash expense and is excluded from certain internal business performance measures.

In addition to the non-GAAP financial measures discussed above, management also uses “EBITDA,” as such term is defined in the Credit Agreement, and which is referred to herein as “Adjusted EBITDA per Credit Facility.” As defined in the Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in addition to the exclusion of interest, taxes, depreciation and amortization. Accordingly, this non-GAAP financial measure is presented to allow a more comprehensive analysis of the Company’s operating performance and to provide additional information with respect to the Company’s compliance with its Credit Agreement requirements, when applicable. In addition, the Company believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry to evaluate, assess and benchmark the Company’s results.

EBITDA is defined as net income or loss excluding: (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Total Adjusted EBITDA is defined as EBITDA excluding: (i) share-based and other non-cash compensation expense; (ii) unrealized investment losses or gains; (iii) restructuring and other charges; and i(v) write-downs, including asset impairments and credit loss reversal. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding: (i) share-based and other non-cash compensation; (ii) realized and unrealized investment gains or losses; (iii) restructuring and other charges; and (iv) write-downs, net of recoveries, including asset impairments and credit loss expense or reversal.

A reconciliation of net income (loss) attributable to common shareholders, which is the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA per Credit Facility is presented in the table below. Net income (loss) attributable to common shareholders is the most directly comparable U.S. GAAP measure because it reflects the earnings relevant to the Company’s shareholders, rather than the earnings attributable to non-controlling interests.

In this release, the Company also presents free cash flow, which is not recognized under U.S. GAAP, as a supplemental measure of the Company’s liquidity. The Company definition of free cash flow deducts only normal recurring capital expenditures, including the Company’s investment in joint revenue sharing arrangements, the purchase of property, plant and equipment and the acquisition of other intangible assets (from the Consolidated Statements of Cash Flows), from net cash provided by or used in operating activities. Management believes that free cash flow is a supplemental measure of the cash flow available to reduce debt, add to cash balances, and fund other financing activities. Free cash flow does not represent residual cash flow available for discretionary expenditures. A reconciliation of cash provided by operating activities to free cash flow is presented below.

Adjusted EBITDA per Credit Facility

	Three Months Ended (Unaudited)
(In thousands of U.S. Dollars)	June 30, 2025	June 30, 2024
Revenues	$91,684	$88,961
Reported net income	$12,235	$5,073
Add (subtract):
Income tax expense	1,198	(3,997)
Interest expense, net of interest income	321	1,229
Depreciation and amortization, including film asset amortization	15,896	18,838
Amortization of deferred financing costs(1)	492	492
EBITDA	$30,142	$21,635
Share-based and other non-cash compensation	7,492	6,970
Unrealized investment gains	(33)	(32)
Restructuring and other charges	786	—
Write-downs, including asset impairments and credit loss reversal	671	2,428
Total Adjusted EBITDA	$39,058	$31,001
Total Adjusted EBITDA margin	42.6%	34.8%
Less: Non-controlling interest	(2,372)	(4,151)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$36,686	$26,850
(1)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

	Twelve Months Ended (Unaudited)
(In thousands of U.S. Dollars)	June 30, 2025(1)	June 30, 2024(1)
Revenues	$362,475	$357,998
Reported net income	$42,594	$28,823
Add (subtract):
Income tax expense	12,317	5,867
Interest expense, net of interest income	2,879	3,037
Depreciation and amortization, including film asset amortization	62,310	66,826
Amortization of deferred financing costs(2)	1,969	1,969
EBITDA	$122,069	$106,522
Share-based and other non-cash compensation	24,222	23,450
Unrealized investment gains	(130)	(455)
Transaction-related expenses	—	3,413
Restructuring and other charges	4,592	1,593
Write-downs, including asset impairments and credit loss reversal	1,164	4,305
Total Adjusted EBITDA	$151,917	$138,828
Total Adjusted EBITDA margin	41.9%	38.8%
Less: Non-controlling interest	$(17,404)	$(15,761)
Adjusted EBITDA per Credit Facility - attributable to common shareholders	$134,513	$123,067
(1)The Senior Secured Net Leverage Ratio is calculated using Adjusted EBITDA per Credit Facility determined on a trailing twelve-month basis.
(2)The amortization of deferred financing costs is recorded within Interest Expense in the Condensed Consolidated Statement of Operations.

Adjusted Net Income Attributable to Common Shareholders and Adjusted Net Income Per Share

	Three Months Ended June 30, (Unaudited)
	2025		2024
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$11,255	$0.20	$3,583	$0.07
Adjustments(1):
Share-based compensation	7,128	0.13	6,647	0.12
Unrealized investment gains	(33)	—	(32)	—
Restructuring and other charges	786	0.01	—	—
Employee retention credits	(3,827)	(0.07)	—	—
Tax impact on items listed above	(702)	(0.01)	(452)	(0.01)
Adjusted net income(1)	$14,607	$0.26	$9,746	$0.18

Weighted average shares outstanding (in thousands):
Basic		53,751		52,633
Diluted		55,161		53,428
(1)Reflects amounts attributable to common shareholders.

	Six Months Ended June 30, (Unaudited)
	2025		2024
(In thousands of U.S. Dollars, except per share amounts)	Net Income	Per Diluted Share	Net Income	Per Diluted Share
Net income attributable to common shareholders	$13,582	$0.25	$6,857	$0.13
Adjustments(1):
Share-based compensation	12,340	0.22	11,354	0.21
Unrealized investment gains	(65)	—	(62)	—
Transaction-related expenses	—	—	—	—
Restructuring and other charges	843	0.02	—	—
Employee retention credits	(3,827)	(0.07)	—	—
Tax impact on items listed above	(1,088)	(0.02)	(462)	(0.01)
Adjusted net income(1)	$21,785	$0.40	$17,688	$0.33

Weighted average shares outstanding (in thousands):
Basic		53,448		52,568
Diluted		55,064		53,386
(1)Reflects amounts attributable to common shareholders.

Free Cash Flow

	Six Months Ended
	June 30,
(In thousands of U.S. Dollars)	2025	2024
Net cash provided by operating activities	$30,181	$24,070
Purchase of property, plant and equipment	(4,006)	(2,690)
Acquisition of other intangible assets	(3,376)	(3,191)
Free cash flow before growth CAPEX(1)	22,799	18,189
Investment in equipment for joint revenue sharing arrangements	(14,666)	(9,757)
Free cash flow	$8,133	$8,432
(1)Growth CAPEX is defined as capital expenditures associated with investments in equipment for joint revenue sharing arrangements.